EXHIBIT (11) STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                     THREE MONTHS ENDED MARCH 31
                                                     ---------------------------
                                                         2000        1999
                                                         ----        ----
                                                      (IN THOUSANDS, EXCEPT PER
                                                             SHARE DATA)

 NET LOSS                                               $(4,329)   $(2,139)

 BASIC AND DILUTED
 -----------------
 WEIGHTED AVERAGE SHARES USED TO COMPUTE NET LOSS PER
SHARE :                                                   9,370      2,975
                                                        -------    -------
 BASIC AND DILUTED NET LOSS PER SHARE :                 $ (0.46)   $ (0.72)
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